Exhibit 4.20

Share subscription agreement

Dated

Parties

Company	Radiopharm Theranostics Limited ACN 647 877 889 of Suite 1, Level 3, 62 Lygon Street, Carlton South, VIC 3053

Subscriber	Lantheus Omega, LLC, a wholly-owned subsidiary of Lantheus Holdings, Inc. CIK 0001521036 of 201 Burlington Road, South Building, Bedford, MA, 01730

Background

A	The Subscriber has, subject to the terms and conditions of this agreement and receipt of Shareholder approval under ASX Listing Rule 7.2 (exception 17):

(i)	agreed to subscribe for the Subscription Shares; and

(ii)	agreed to subscribe for the Subscription Options in the capital of the Company.

B	The Company has, subject to the terms and conditions of this agreement and receipt of Shareholder approval under ASX Listing Rule 7.2 (exception 17):

(i)	agreed to issue the Subscription Shares to the Subscriber; and

(ii)	agreed to issue the Subscription Options in the capital of the Company.

C	The parties have agreed to enter into this document to record the terms of their agreement.

Agreed terms

1	Definitions and interpretation

1.1	Definitions

In this document:

Term	Definition
ASX	means Australian Stock Exchange.

ASX Listing Rules	means the ASX Listing Rules.

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Term	Definition
Business Day	means a day that is not a Saturday, Sunday or public holiday in Sydney.

Company Warranties	means the warranties given by the Company in clause 7.3.

Completion Date	means the Subscription Completion Date and/or the Option Completion Date (as applicable)

Condition	means the condition in clause 2.1.

Corporations Act	means Corporations Act 2001 (Cth).

Cut Off Date	means the date that is three months from the Subscription Completion Date.

Encumbrance	means any one or more of the following:

(a) a security interest as that term is defined in the PPSA;

(b) any third party rights or interests including a mortgage, charge, pledge or lien or a preferential or arrangement having similar effect or adverse interest of any kind;

(c) a title retention arrangement; or

(d) any other right (including under a trust or agency arrangement) of a creditor to have its claims satisfied before other creditors with, or from the proceeds of, or by recourse to any asset and includes any agreement, arrangement or deed conferring that right.

Exchange Rate	means the spot rate of exchange for the purchase of the relevant foreign currency with Australian Dollars published at 10 am (on the day in which a conversion is to take place) by the Reserve Bank of Australia.

Insolvency Event	means the occurrence of any one or more of the following events in relation to any person:

	(a)	an application is made to a court for an order, or an order is made, that it be wound up, declared bankrupt or that a provisional liquidator or receiver or receiver and manager be appointed;

	(b)	a liquidator or provisional liquidator is appointed;

	(c)	an administrator is appointed to it under sections 436A, 436B or 436C of the Corporations Act;

	(d)	a Controller (as defined in section 9 of the Corporations Act) is appointed to it or any of its assets;

	(e)	a receiver is appointed to it or any of its assets;

	(f)	it enters into an arrangement or composition with one or more of its creditors, or an assignment for the benefit of one or more of its creditors, in each case other than to carry out a reconstruction or amalgamation while solvent;

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Term	Definition
(g) it proposes a winding-up, dissolution or reorganisation, moratorium, deed of company arrangement or other administration involving one or more of its creditors;

(h) it is insolvent as disclosed in its accounts or otherwise, states that it is insolvent, is presumed to be insolvent under an applicable law (including under sub-section 459C(2) or section 585 of the Corporations Act)) or otherwise is, or states that it is, unable to pay all its debts as and when they become due and payable;

(i) it is taken to have failed to comply with a statutory demand as a result of sub-section 459F(1) of the Corporations Act;

(j) a notice is issued under sections 601AA or 601AB of the Corporations Act and not withdrawn or dismissed within 21 days;

(k) anything occurs under the law of any jurisdiction which has a substantially similar effect to any of the events set out in the above paragraphs of this definition.

Option Completion	means completion of the issue of the Subscription Options to the Subscriber under this agreement, subject to satisfaction Condition.

Option Completion Date	means the date that is 5 Business Days after the date upon which the Condition has been satisfied, or such other date following satisfaction of the Condition as agreed between the Company and the Subscriber.

Option Terms	means the terms set out in Schedule 1.

PPSA	means Personal Property Securities Act 2009 (Cth).

Share	means an ordinary share in the issued capital of the Company.

Shareholder	means a holder of Shares in the Company.

Subscriber Warranties	means the warranties given by the Subscriber in clause 8.1

Subscription Amount	means US$4.99 million from the Subscriber at A$0.05 (5 cents) per Share.

Subscription Completion	means completion of the issue and allotment of the Subscription Shares to the Subscriber under this document.

Subscription Completion Date	means the date that is 5 Business Days after the date upon which the Condition has been satisfied, or such other date following satisfaction of the Condition as agreed between the Company and the Subscriber.

Subscription Shares	means the amount of fully paid ordinary shares in the capital of the Company to be issued to the Subscriber for the Subscription Amount.

Subscription Options	The number of fully paid options in the Company at the Exercise Price (defined in Schedule 1) equivalent to US$5m at the Exchange Rate taken on the date of this agreement.

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1.2	Interpretation

In this document:

(a)	a reference to a clause, schedule, annexure or party is a reference to a clause of, and a schedule, annexure or party to, this document and references to this document include any schedules or annexures;

(b)	a reference to a party to this document or any other document or agreement includes the party’s successors, permitted substitutes and permitted assigns;

(c)	if a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(d)	a reference to a document or agreement (including a reference to this document) is to that document or agreement as amended, supplemented, varied or replaced;

(e)	a reference to this document includes the agreement recorded by this document;

(f)	a reference to legislation or to a provision of legislation (including subordinate legislation) is to that legislation as amended, re-enacted or replaced, and includes any subordinate legislation issued under it;

(g)	if any day on or by which a person must do something under this document is not a Business Day, then the person must do it on or by the next Business Day;

(h)	a reference to a person includes a corporation, trust, partnership, unincorporated body, government and local authority or agency, or other entity whether or not it comprises a separate legal entity; and

(i)	a reference to ‘month’ means calendar month;

(j)	if a payment is required to be made in Australian dollars, conversion will take place at the Exchange Rate effective at (or immediately proceeding as the case may require) the date on which that conversion takes place.

2	Condition precedent

2.1	Condition precedent to issue

Notwithstanding any other provision in this deed, for the purposes of ASX Listing Rule 7.2 (Exception 17), the obligations of the parties under clauses 3 to 6 are conditional on, and do not become binding unless and until, approval from Shareholders is received for the issue of the Subscription Shares and Subscription Options (Required Shareholder Approval).

2.2	Best endeavours to satisfy condition precedent

The Company will:

(a)	prepare a notice of meeting and an explanatory memorandum (Meeting Materials) which complies with the constitution, the Corporations Act and Listing Rules for the purposes of seeking the Required Shareholder Approval;

(b)	give the Subscriber a reasonable opportunity to review and comment on the Meeting Materials;

(c)	convene a general meeting of Shareholders on or before the Cut Off Date to seek the Required Shareholder Approval;

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(d)	procure that the Board of the Company unanimously recommends the issue of the Subscription Shares and Subscription Options such that the Company makes a statement that the Board unanimously recommends that Shareholders vote in favour of the Required Shareholder Approval in the Meeting Materials and any ASX announcement relating to the Required Shareholder Approval;

(e)	procure that the Board does not withdraw or adversely modify its recommendation as contemplated by clause 2.2(d) or make any public statement inconsistent with that recommendation;

(f)	procure that no director of the Company recommends that shareholders vote against the resolution or makes a public statement inconsistent with the recommendation contemplated by clause 2.2(d); and

(g)	otherwise use its best endeavours to procure that that approval is obtained.

2.3	Notice

Each party must promptly notify the other party in writing if it becomes aware that a condition in clause 2.1 has been satisfied or has become incapable of being satisfied.

2.4	Waiver

The condition in clause 2.1 is for the benefit of all parties and are not capable of being waived.

2.5	No binding deed for issue

For the avoidance of doubt, nothing in this deed will cause a binding obligation for the issue of the Subscription Shares or Subscription Options unless and until the condition in clause 2.1 has been satisfied and no person will obtain rights in relation to those Subscription Shares or Subscription Options as a result of this deed unless and until that condition has been satisfied.

3	Share subscription

3.1	Operation of this clause

This clause 3 only becomes operative upon satisfaction of the Condition.

3.2	Share subscription

Subject to satisfaction of the Condition, the Subscriber agrees to subscribe for the Subscription Shares and pay the Subscription Amount, subject to and in accordance with the terms of this document.

3.3	Lock-up/Escrow

Unless otherwise agreed in writing between the parties, the Subscriber agrees to lock-up/escrow the Subscription Shares on market standard terms, until 12 months from the Subscription Completion Date; and further consents and agrees to the application of an electronic holding lock in accordance with the ASX Listing Rules.

4	Subscription Completion

4.1	Operation of this clause

This clause 4 only becomes operative upon satisfaction of the Condition.

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4.2	Date and place of Subscription Completion

Subject to satisfaction of the Condition, the Subscription Completion will occur on the Subscription Completion Date at such time and place as the parties may agree in writing, or failing agreement as reasonably determined by the Company.

4.3	Subscription for and issue of Subscription Shares

(a)	On the Subscription Completion Date, Subscriber must subscribe for the Subscription Shares for the Subscription Amount and the Company must issue and allot to Subscriber (or its nominee) the Subscription Shares, free from all Encumbrances, on the terms and conditions set out in this agreement.

(a)	This agreement serves as an application by the Subscriber for the issue of the Subscription Shares to Subscriber on Subscription Completion Date and accordingly it will not be necessary for Subscriber to provide a separate (additional) application on or before the Subscription Completion Date.

(b)	The consideration for the issue of all of the Subscription Shares will be payment of the Subscription Amount by the Subscriber.

4.4	Events for Subscription Completion

(a)	Prior to Subscription Completion Subscriber must ensure the board of directors of the Company holds a meeting at which the directors resolve, subject to Subscription Completion, to:

(i)	allot and issue the Subscription Shares to the Subscriber (or the Subscriber’s nominee) in consideration for the Subscription Amount; and

(ii)	issue to the Subscriber a holding statement for the Subscription Shares.

(b)	On Subscription Completion:

(i)	the Subscriber must pay the Subscription Amount in Australian dollars to the Company (or its nominee) by crediting the account of the Company with cleared funds;

(ii)	the Company must:

(A)	give the Subscriber a copy of the resolution referred to in clause 3.3(a);

(B)	issue and allot the Subscription Shares to the Subscriber (or the Subscriber’s nominee);

(C)	lodge with the ASX a completed Appendix 3G for the Subscription Shares;

(D)	register the Subscription Shares in the Company’s register of members, or ensure that the Company’s share registry does so, in the name of the Subscriber (or, if applicable, the Subscriber’s nominee), free from any Encumbrance; and

(E)	give the Subscriber evidence of the issue of the Subscription Shares (in the form of a holding statement).

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(c)	As soon as practicable after the issue of the Subscription Shares, but in any event by 10.00am on the Business Day after the Subscription Completion Date, the Company must apply to ASX for official quotation of the Subscription Shares on the ASX and do all things necessary to ensure that the Subscription Shares are quoted as soon as practicable on such terms and conditions as are usual for the quotation of securities.

4.5	Interdependence of Completion obligations

(a)	The obligations of the Company and the Subscriber under clauses 4.4(b) are interdependent and unless otherwise stated, all actions required to be performed by a party at Subscription Completion are taken to have occurred simultaneously on the Subscription Completion Date.

(b)	Subscription Completion will not occur unless all of the obligations of the Company and the Subscriber under 4.4(b) are complied with and fully effective.

(c)	If one action does not take place under clauses 4.4(b), then without prejudice to any rights available to any party as a consequence:

(i)	there is no obligation on any party to undertake or perform any of the other actions;

(ii)	to the extent that such actions have already been undertaken, the parties must do everything reasonably required to reverse those actions; and

(iii)	each party must return to the other party all documents and funds delivered to it under this clause 3, without prejudice to any other rights any party may have in respect of that failure.

5	Option Subscription

5.1	Operation of this clause

This clause 5 only becomes operative upon satisfaction of the Condition.

5.2	Subscription for Subscription Options

Subject to satisfaction of the Condition, on the Option Completion Date, the Company agrees to issue, and the Subscriber agrees to subscribe for, the Subscription Options.

5.3	Terms

The Subscription Options will be issued:

(a)	in accordance with clause 6; and

(b)	on the Option Terms.

5.4	Rights and ranking

The Company must ensure that all Subscription Options issued to the Subscriber:

(a)	are issued as fully paid, subject to payment of the Exercise Price; and

(b)	are free of Encumbrances.

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5.5	Lock-up/Escrow

Unless otherwise agreed in writing between the parties, the Subscriber agrees to lock-up/escrow the Shares issued on exercise of the Subscription Options on market standard terms, until 12 months from the date of issue; and further consents and agrees to the application of an electronic holding lock in accordance with the ASX Listing Rules.

6	Options Completion

6.1	Operation of this clause

This clause 6 only becomes operative upon satisfaction of the Condition.

6.2	Date and place of Completion

Subject to satisfaction of the Condition, the Option Completion will occur on the Option Completion Date at such time and place as the parties may agree in writing, or failing agreement as reasonably determined by the Company.

6.3	Events for Option Completion

(a)	Prior to Option Completion, Subscriber must ensure board of directors of the Subscriber holds a meeting at which the directors resolve, subject to Option Completion, to:

(i)	issue the Subscription Options to the Subscriber (or the Subscriber’s nominee); and

(ii)	issue to the Subscriber a holding statement for the Subscription Options.

(b)	On the Options Completion Date, the Company must:

(i)	issue to the Subscriber (or the Subscriber’s nominee) the Subscription Options;

(ii)	give the Subscriber a copy of the resolution referred to in clause 6.3(a);

(iii)	lodge with the ASX a completed Appendix 3G for the Subscription Options;

(iv)	register the Subscription Options in the Company’s register of optionholders, or ensure that the Company’s share registry does so, in the name of the Subscriber (or, if applicable, the Subscriber’s nominee), free from any Encumbrance; and

(v)	give the Subscriber evidence of the issue of the Subscription Options (in the form of a holding statement).

7	Company’s warranties

7.1	Warranties

(a)	The Company represents and warrants to the Subscriber that each Company Warranty is true, complete and accurate in all material respects, at the date of this document and on each Completion Date (to the extent applicable).

(b)	The Subscriber has entered into this document in reliance on the Company Warranties.

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(c)	Each Company Warranty is separate and independent.

(d)	Each Company Warranty survives and does not merge on Completion.

7.2	Company Indemnity

The Company indemnifies the Subscriber against any loss to the Subscriber’s investment in the Company (including without limitation, a loss in the value of the Subscription Shares and Subscription Options) which the Subscriber suffers or is liable for arising directly or indirectly from a Company Warranty being untrue or inaccurate when made or regarded as made under this agreement or a breach by the Company of this agreement.

7.3	Company’s Warranties

(a)	The Company is validly existing under the laws of its place of incorporation.

(b)	The Company has the power and capacity to enter into and perform its obligations under or in connection with this agreement and to own its assets and to carry on its business as it is now being conducted.

(c)	The business and affairs of the Company have at all times been and continue to be conducted in accordance with the Constitution of the Company, the Corporations Act and the ASX Listing Rules.

(d)	No Insolvency Event has occurred in relation to the Company.

(e)	The Company has all necessary power and authority to enter into this agreement and perform its obligations under this agreement, including to issue the Subscription Shares and subject to the Condition, the Subscription Options.

(f)	The Company’s obligations under this document are valid and binding and enforceable against the Company.

(g)	Subject to satisfaction of the Condition, at Subscription Completion:

(i)	the Subscription Shares will be fully paid and validly issued;

(ii)	the Subscription Shares will be free of competing rights, including pre-emptive rights or rights of first refusal or similar rights;

(iii)	the Subscription Shares will rank equally with, and have the same voting rights, dividend rights and other entitlements as other ordinary shares in the capital of the Company; and

(iv)	the Subscriber will be the full legal and beneficial owner of the Subscription Shares, free and clear of all Encumbrances.

(h)	Subject to satisfaction of the Condition, the Company is not aware of any reason why the ASX would not grant quotation of all Subscription Shares on ASX.

(i)	Subject to satisfaction of the Condition, the Subscriber will acquire at Option Completion:

(i)	the full legal and beneficial ownership of the Subscription Options free and clear of all Encumbrances; and

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(ii)	the Subscription Options free of competing rights, including pre emptive rights or rights of first refusal.

(j)	Subject to satisfaction of the Condition, the Subscriber will also be issued, on the Subscription Completion Date (or such other date as agreed between the Company and Subscriber), one fully paid option (also described as a ‘warrant’) for each four Subscription Shares, with each such option to:

(i)	entitle the Subscriber upon exercise to subscribe for one Share upon payment of A$0.06 (6 cents) per Share; and

(ii)	otherwise be on terms consistent with the issue of warrants to other investors as part of the Capital Raise,

(being the Warrants).

(k)	The Subscription Shares, Subscription Options and Warrants will, immediately following completion of the Capital Raise (defined below, and assuming all Subscription Options and Warrants are exercised), represent no less than 8% of the fully diluted issued share capital of the Company.

(l)	The Company is, and has been in the past, in full compliance with its periodic and continuous disclosure obligations under the ASX Listing Rules and the Corporations Act and it is not withholding any excluded information for the purposes of sub-section 708A(6)(e) of the Corporations Act, other than in respect of the Subscription Shares, Subscription Options and Capital Raise.

(m)	As at the date of this agreement, the Company has 460,367,051 Shares on issue and there are there are no other securities, options, performance rights, shares, convertible notes, warrants or other securities which may convert into Shares (or offers or deeds to issue any of the foregoing) and no person has any right to call for the issue or grant of, any Shares, options, warrants, performance rights or other securities or instruments in the Company other than with respect to:

(i)	the 79,352,040 quoted options detailed in the Appendix 2A lodged by the Company on 16 May 2024;

(ii)	the 107,108,955 unquoted options detailed in the Appendix 2A lodged by the Company on 16 May 2024; and

(iii)	as part of the proposed Company’s capital raise related to the Subscription Shares and Subscription Options (Capital Raise):

(A)	the additional 900,000,000 Shares and 450,000,000 options/warrants proposed to be issued in the Company, and

(B)	the additional Shares and options/warrants in the Company to be issued as part of a share purchase plan to raise no more than A$7m at no less than A$0.05 (5 cents) per share.

(n)	No warrants or options issued to other investors or Shareholders as part of the Capital Raise will be on terms that are more favourable than the Warrants.

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7.4	No reliance on forward-looking statements

The Subscriber has at no time relied on any representation, warranty, promise or undertaking about the Company that may constitute a forward-looking statement under the laws of any jurisdiction in which the statement has been made.

7.5	Recommendation

The board of directors of the Company has confirmed that it will act in accordance with clause 2.2(d) and 2.2(e).

8	Subscriber’s warranties

8.1	Warranties

The Subscriber represents and warrants to the Company at the date of this document and each Completion Date that:

(a)	it is validly existing under the laws of its place of incorporation;

(b)	it has full power to enter into and perform its obligations under this document and to carry out the transactions contemplated by this document;

(c)	it has taken all necessary action to authorise its entry into and performance of this document and to carry out the transactions contemplated by this document; and

(d)	no Insolvency Event has occurred in relation to the Subscriber;

(e)	its obligations under this document are valid and binding and enforceable against it.

8.2	Duration

The warranties in clause 8.1 survive and do not merge on each Completion Date.

9	Termination

9.1	Subscriber termination

(a)	The Subscriber may terminate this agreement without liability at any time before Completion by notice in writing to the Company if:

(i)	the Company is prevented from issuing or allotting the Subscription Shares on the Subscription Completion Date by the order of a court of competent jurisdiction or by a government agency;

(ii)	ASIC or the Takeovers Panel commences, or threatens to commence, any inquiry, hearing investigation or regulatory action or issues any order or interim order or other proceedings in relation to the Company, the Subscription Shares or the Subscription Options;

(iii)	the Company commits a material breach of this agreement and that breach is incapable of remedy, or if capable of remedy, is not remedied by the Company within 5 Business Days of receiving written notice from the Subscriber specifying the breach and stating an intention to terminate the agreement; or

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(iv)	any of the Company Warranties cease to be true and accurate.

(b)	The Subscriber may terminate this agreement without liability at any time after the Cut Off Date if the Condition has not been satisfied.

(c)	Unless otherwise stated in this agreement, where a party has a right to terminate this agreement, that right for all purposes will be validly exercised if that party delivers a notice in writing to the other party specifying the event or events in relation to which the notice is given and stating that it terminates this agreement.

(d)	A termination of this agreement:

(i)	will not affect any other rights the parties have against one another at law or in equity and each party retains any rights it has against the other party in connection with any right or claim which arises before termination;

(ii)	if the Company has received the Subscription Amount and the Subscription Shares have not yet been issued, the Company must return the Subscription Amount to the Subscriber.

10	General

10.1	Announcement

The Company will not make any public announcement or release in relation to the Subscription Shares, the Subscription Options or this agreement without consulting with, and obtaining the prior written consent of the Subscriber, such consent not to be unreasonably withheld or delayed unless the Company is required by law or the ASX Listing Rules to make an announcement and is unable to first consult with, and obtain consent from the Subscriber within the required timeframe, in which case, the Company must use its reasonable endeavours (having regard to its obligations under such law or the ASX Listing Rules) to provide the Subscriber with a copy of the statement before it is made.

10.2	Amendments

This document may only be amended by written agreement between all parties.

10.3	Assignment

A party may only assign this document or a right under this document with the written consent of the other party whose consent may not be unreasonably withheld.

10.4	Counterparts

This document may be signed in any number of counterparts. All counterparts together make one instrument.

10.5	No merger

The rights and obligations of the parties under this document do not merge on completion of any transaction contemplated by this document.

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10.6	Entire agreement

(a)	This document supersedes all previous agreements about its subject matter. This document embodies the entire agreement between the parties.

(b)	To the extent permitted by law, any statement, representation or promise made in any negotiation or discussion, is withdrawn and has no effect except to the extent expressly set out or incorporated by reference in this document.

(c)	Each party acknowledges and agrees that it does not rely on any prior conduct or representation by the other party in entering into this document.

10.7	Further assurances

Each party must do all things reasonably necessary to give effect to this document and the transactions contemplated by it.

10.8	No waiver

(a)	The failure of a party to require full or partial performance of a provision of this document does not affect the right of that party to require performance subsequently.

(b)	A single or partial exercise of or waiver of the exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy.

(c)	A right under this document may only be waived in writing signed by the party granting the waiver, and is effective only to the extent specifically set out in that waiver.

10.9	Governing law and jurisdiction

(a)	New South Wales law governs this document.

(b)	Each party irrevocably submits to the exclusive jurisdiction of the New South Wales courts and courts competent to hear appeals from those courts.

10.10	Severability

A clause or part of a clause of this document that is illegal or unenforceable may be severed from this document and the remaining clauses or parts of the clause of this document continue in force.

11	Confidentiality

11.1	Confidentiality

Each party (recipient) must keep secret and confidential, and must not divulge or disclose any information relating to another party or its business (which is disclosed to the recipient by the other party, its representatives or advisers), this agreement other than to the extent that:

(a)	the information is in the public domain as at the date of this agreement (or subsequently becomes in the public domain other than by breach of any obligation of confidentiality binding on the recipient);

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(b)	the recipient is required to disclose the information by applicable law or the rules of any recognised stock exchange on which its shares or the shares of any of its related bodies corporate are listed, provided that the recipient has consulted (to the extent practicable) with the provider of the information as to the form and content of the disclosure;

(c)	the disclosure is made by the recipient to its financiers or lawyers, accountants, investment bankers, consultants or other professional advisers to the extent necessary to enable the recipient to properly perform its obligations under this agreement or to conduct their business generally, in which case the recipient must ensure that such persons keep the information secret and confidential and do not divulge or disclose the information to any other person;

(d)	the disclosure is required for use in legal proceedings regarding this agreement; or

(e)	the party to whom the information relates has consented in writing before the disclosure.

11.2	Extent of obligation

Each recipient must ensure that its directors, officers, employees, agents, representatives, financiers, advisers and related bodies corporate comply in all respects with the recipient’s obligations under clause 11.1.

12	Notice

12.1	Method of giving notice

A notice, consent or communication under this document is only effective if it is:

(a)	in writing, signed by or on behalf of the person giving it;

(b)	addressed to the person to whom it is to be given; and

(c)	given as follows:

(i)	delivered by hand to that person’s address;

(ii)	sent to that person’s address by prepaid mail or by prepaid airmail, if the address is overseas;

(iii)	sent by fax to that person’s fax number where the sender receives a transmission confirmation report from the despatching machine indicating the transmission has been made without error and showing the relevant number of pages and the correct destination fax number or name of recipient; or

(iv)	sent by email to that person’s email address unless the sender receives a computer generated report that the email was not successfully sent, within two hours after the email being sent.

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12.2	When is notice given

A notice, consent or communication given under clause 12.1 is given and received on the corresponding day set out in the table below. The time expressed in the table is the local time in the place of receipt.

If a notice is	It is given and received on
Delivered by hand or sent by email	(a)	that day, if delivered or sent by 5.00pm on a Business Day; or
	(b)	the next Business Day, in any other case.
Sent by post	(a)	three Business Days after posting, if sent within Australia; or
	(b)	seven Business Days after posting, if sent to or from a place outside Australia.

12.3	Address for notices

A person’s address, email address are those set out below, or as the person notifies the sender:

Name	Company
Attention	Paul Hopper and Riccardo Canevari
Address	Suite 1, Level 3, 62 Lygon Street, Carlton South, VIC 3053
Email address

Name	Subscriber
Attention	Niedzwiecki, Dan and Montagut, Etienne
Address	201 Burlington Road, South Building, Bedford, MA 01870
Email address

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Schedule 1 – Option Terms

The terms of issue of the Subscription Options are set out below:

(a)	Entitlement: Subject to and conditional upon any adjustment in accordance with these conditions, each Subscription Option entitles the holder to subscribe for one (1) Share upon payment of the Exercise Price. For the avoidance of doubt, no additional Warrants will be issued in connection with the issuance or exercise of the Subscription Options or the issuance of the Shares issuable upon exercise of the Subscription Options.

(b)	Exercise Price: The exercise price for a Subscription Option is A$0.05 (5 cents) per Share (Exercise Price).

(c)	Expiry Date: The Subscription Options will expire at 5:00pm (Sydney time) on the date that is 6 months after the date the Subscription Shares are issued (Expiry Date). A Subscription Option not exercised before that expiry date will automatically lapse on that Expiry Date.

(d)	Exercise period: The Subscription Options are exercisable at any time from the date of its issue until 5:00pm on the Expiry Date (Sydney time).

(e)	Exercise notice: Subject to compliance with the Corporations Act, the Subscription Options may be exercised during the exercise period specified in these conditions by forwarding to the Company an exercise notice substantially in the form contained in Schedule 2 (Exercise Notice) together with payment (in cleared funds) to the Company of the Exercise Price for the number of Shares to which the Exercise Notice relates.

(f)	Partial exercise: The Subscription Options may be exercised in full or in parcels of at least 1,000,000 Subscription Options.

(g)	Timing of issue of Shares on exercise: Within five (5) Business Days after the Exercise Notice is received, the Company will:

(i)	allot and issue the number of Shares as specified in the Exercise Notice and for which the Exercise Price has been received by the Company in cleared funds; and

(ii)	apply for official quotation on the ASX of Shares issued pursuant to the exercise of the Subscription Option.

(h)	Participation in new issues: The Subscription Options do not confer any right on the Optionholder to participate in a new issue of securities without exercising the Subscription Option.

(i)	Shares issued on exercise: Shares issued as a result of the exercise of a Subscription Option will be fully paid and rank pari passu in all respects with all other Shares then on issue.

(j)	Dividend: The Subscription Options do not confer any rights to dividends. Shares issued upon the exercise of a Subscription Option will only carry an entitlement to receive a dividend if they were issued on or before the Record Date for the dividend.

(k)	Adjustment for pro rata issue: In the event of a pro rata issue of Shares by the Company (except a bonus issue), the Exercise Price for a Subscription Option will be adjusted in accordance with ASX Listing Rule 6.22.2.

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(l)	Adjustment for bonus issue: If there is a bonus issue to Shareholders, the number of Shares over which each Subscription Option is exercisable will be increased by the number of Shares which the Optionholder would have received if the Subscription Option had been exercised before the Record Date for the bonus issue.

(m)	Adjustment for reorganisation of capital: If the Company reorganises its capital, the rights of the Optionholder (and the Exercise Price) will be changed to the extent necessary to comply with ASX Listing Rule 7.22 applying to a reorganisation of capital, at the time of the reorganisation.

(n)	Not quoted: The Company will not apply for quotation of the Subscription Options on the ASX.

(o)	Transferability: A Subscription Option is only transferable up until it lapses, with the Company’s prior written consent.

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Schedule 2 – Exercise Notice

To:	Paul Hopper and Riccardo Canevari

Email:

Exercise of Subscription Options

Lantheus Omega, LLC, a wholly-owned subsidiary of Lantheus Holdings, Inc. CIK 0001521036 hereby exercises [insert number] of the Subscription Options granted to it under the Share Subscription Agreement date [insert] between it and Radiopharm Theranostics Limited ACN 647 877 889 (Share Subscription Agreement).

Words defined in the Share Subscription Agreement have the same meaning when used in this notice.

Dated:

Executed by Lantheus Omega, LLC

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Execution

EXECUTED as an agreement.

Executed by
Radiopharm Theranostics Limited ACN 647 877 889

by:

Ù	Director	Ù	Director/Secretary

/s/ Riccardo Canevari
Ù	Full name of Director	Ù	Full name of Director/Secretary

Executed by
Lantheus Omega, LLC, by its sole member,
Lantheus Holdings, Inc. CIK 0001521036 by its
duly authorised signatory in the presence of:

Ù	Signature of witness	Ù	Signature of authorised signatory

/s/ Daniel M. Niedzwiecki, Chief Administrative Officer, General Counsel and Corporate Secretary		/s/ Brian Markison, Chief Executive Officer
Ù	Full name of witness	Ù	Full name of authorised signatory

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